Exhibit 99.1

Atos team wins major new contract with the UK Ministry of Defence

London, 19 April 2013

Atos, an international IT services company, has today announced that it will lead a team, comprising Vega, a Selex ES company (Finmeccanica group) and Information Services Group (ISG), to become the UK Ministry of Defence’s (UK MOD), Defence Communications Networks Services Strategic Partner (DCNS SP).

The contract is for £25m over three years with potential to extend to seven and will see the team working closely with the UK MOD’s Defence Equipment and Support Information Systems & Services (ISS) team. The DCNS programme will develop the services and organisational strategy for future information and communications systems delivering continuity of service, value for money and enhancing the information services that support UK Armed Forces operations worldwide.

As Strategic Partner, the Atos team will work jointly with the ISS Programmes to enable the DCNS programme meet the objectives of the UK Government’s ICT strategy; enabling more cost effective information solutions whilst maintaining services for the end user and increasing flexibility.

The Head of the UK MOD ISS Programme Team, Commodore Jamie Hay, said: “The Atos Team solution brings world class commercial best practice in delivering information and communications, set within a comprehensive understanding of the operational and business needs of Defence.”

Commenting on the new contract, Ursula Morgenstern, CEO Atos, UK and Ireland, said: “We are immensely pleased that, along with our colleagues in Vega and ISG, we have been selected as the MOD’s DCNS Strategic Partner, and will be able to bring our considerable knowledge of the Defence sector to provide communications solutions that will save the UK MOD money whilst delivering the flexible and specialist systems required.”

Notes to Editors

About Ministry of Defence — Defence Core Network Services

Defence Core Network Services (DCNS) is the name of the programme that will deliver future Information and Communication Technology (ICT) Services across Defence — from the Head Office in London, through all the Ministry of Defence (MOD) and Armed Forces sites in the UK and overseas, deployed units on land, in the air and at sea. As such, it is the biggest programme of its kind in Europe. It will deliver these services in a way that is more integrated, so end-users see improved performance with less complexity; more agile, so that services can be adapted quickly to meet fast-changing operational requirements; and is more cost effective, so the MOD can live within its means. The programme runs until 2022 and is based at MOD’s Information Systems and Services headquarters in Corsham, Wiltshire.

About Atos

Atos is an international information technology services company with annual revenues of €8.6 billion and 74,000 employees in 42 countries. Serving a global client base, it delivers hi-tech transactional services, consulting and technology services, systems integration and managed services. Atos is focused on business technology that powers progress and helps organizations to create their firm of the future. It is the Worldwide Information Technology Partner for the Olympic and Paralympic Games and is quoted on the Paris Eurolist Market. Atos operates under the brands Atos, Atos Consulting & Technology Services, Atos Worldline and Atos Worldgrid.

About VEGA

Vega is the professional services subsidiary of Finmeccanica company, Selex ES.  For more than 30 years, and working in support of a number of UK Government Departments, the company has provided expert advice and highly secure information solutions to support UK MOD’s operationally complex and technology-enabled programmes. Vega has support all of the MOD’s major communications and information programmes including the Defence Information Infrastructure (DII), Defence Fixed Telecommunications Services (DFTS), Skynet 5 and the Defence High Frequency Communications Services (DHFCS) programmes. In all its engagements Vega has focused on delivering coherent and agile services to Front Line Operations and the business teams that support them.

About Information Services Group

Information Services Group (ISG) (NASDAQ: III) is a leading technology insights, market intelligence and advisory services company, serving more than 500 clients around the world to help them achieve operational excellence. ISG supports private and public sector organizations to transform and optimize their operational environments through research, benchmarking, consulting and managed services, with a focus on information technology, business process transformation, program management services and enterprise resource planning. Clients look to ISG for unique insights and innovative solutions for leveraging technology, the deepest data source in the industry, and more than five decades of experience of global leadership in information and advisory services. Based in Stamford, Conn., the company has more than 800 employees and operates in 21 countries. For additional information, visit www.isg-one.com.